Exhibit 99.(h)(5)

ancillary services agreement

THIS ANCILLARY SERVICES AGREEMENT (the “Agreement”) is made as of July 21, 2025, by and between The 2023 ETF Series Trust II (the “Trust”), a Delaware statutory trust registered as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and Grantham, Mayo, Van Otterloo & Co. LLC (the “Adviser”), a limited liability company organized under the laws of Massachusetts, with the Adviser’s principal place of business at 53 State Street, Boston, Massachusetts 02109.

W I T N E S S E T H

WHEREAS, the Trust, on behalf of each of its series (the “Funds”), and the Adviser are parties to an investment advisory agreement pursuant to which Adviser serves as investment adviser to each Fund (“Advisory Agreements”).

NOW, THEREFORE, in consideration of the mutual covenants and benefits set forth in the Advisory Agreements, the Trust and the Adviser do hereby agree as follows:

1.            The Adviser’s Services. The Adviser will, at its own expense, provide officers, furnish office space and equipment, provide bookkeeping and clerical services (excluding determination of net asset value, shareholder accounting services and the fund accounting services for the Funds being supplied by State Street Bank and Trust Company or such other administrator as the Funds may engage from time to time) and pay all salaries, fees and expenses of officers and Trustees of the Trust who are affiliated with the Adviser. In the performance of its duties, the Adviser will comply with the provisions of the Amended and Restated Agreement and Declaration of Trust and Amended and Restated By-laws of the Trust.

2.            Duration and Termination.

This Agreement shall become effective as of the date executed and shall remain in full force and effect until terminated in accordance with this section. This Agreement may be terminated by either party by providing written notice to the party.

3.            Liability of the Adviser. Notwithstanding any other provisions of this Agreement, in the absence of willful misfeasance, bad faith, or gross negligence on the part of the Adviser, or the reckless disregard of its duties or obligations hereunder, neither the Adviser nor its directors, members, officers, or employees shall be subject to any liability to the Trust or any Fund, or to any shareholder of the Trust or any Fund, for any act or omission in the course of, or connected with, rendering services hereunder.

4.            Enforceability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective, as to said jurisdiction, to the extent of said invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

5.            Limitation of Liability.

The parties to this Agreement acknowledge and agree that all litigation arising hereunder, whether direct or indirect, and of any and every nature whatsoever, shall be satisfied solely out of the assets of the affected Fund and that no Trustee, officer, or holder of shares of beneficial interest of the affected Fund shall be personally liable for any of the foregoing liabilities.

6.            Jurisdiction. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware, and the Adviser consents to the jurisdiction of courts, both state and federal, in Delaware, with respect to any dispute under this Agreement.

7.            Paragraph Headings. The headings of paragraphs contained in this Agreement are provided for convenience only, form no part of this Agreement, and shall not affect this Agreement’s construction.

8.            Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.            Signatures. Execution of this Agreement by the Adviser, whether as a party itself, a managing member of a party or the managing member of the general partner of a party, is by a duly authorized officer solely in his capacity as an authorized signatory, pursuant to delegated authority from the Adviser, and not individually. The obligations of or arising out of this Agreement are binding solely on the named parties to this Agreement and are not binding upon any officer or other agent, partner, member or director of the Adviser individually. A Certificate of Organization of the Adviser is on file with the Secretary of State of The Commonwealth of Massachusetts.

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be signed on their behalf by their duly-authorized officers as of the date first above written.

THE 2023 ETF SERIES TRUST II

By:	/s/ Douglas Y. Charton
	Name:	Douglas Y Charton
	Title:	Secretary

GRANTAHM, MAYO, VAN OTTERLOO & CO. LLC

By:	/s/ Douglas Y. Charton
	Name:	Douglas Y Charton
	Title:	Counsel

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